Exhibit 99.1
DSW INC. REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS;
UPDATES ANNUAL OUTLOOK
COLUMBUS, Ohio, August 26, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $7.6 million on net sales of $369.5 million for the quarter ended August 1, 2009, compared with net income of $11.0 million on net sales of $357.2 million for the quarter ended August 2, 2008. Same store sales decreased 2.9% versus a decrease of 6.9% last year.
Diluted earnings per share were $0.17 for the second quarter of fiscal 2009 compared with diluted earnings per share of $0.25 last year.
Six Month Results
Net income was $14.7 million on net sales of $755.3 million for the six months ended August 1, 2009, compared with net income of $21.2 million on net sales of $723.4 million for the six months ended August 2, 2008. Same store sales decreased 3.8% for the comparable six month period versus a decrease of 6.2% last year.
Diluted earnings per share were $0.33 for the six months ended August 1, 2009, compared with $0.48 for the same period last year.
Fiscal 2009 Outlook
For the fiscal year ending January 30, 2010, the Company reiterated its estimate of a mid-single digit decrease in comparable store sales. Based on the performance through the second quarter reported today, annual 2009 diluted earnings per share are now estimated to be in the range of $0.37 to $0.45, updated from the Company’s previously announced estimate of $0.30 to $0.35.
The Company will discuss its 2009 outlook more fully on its webcasted conference call to be held today.
Webcast and Conference Call
To hear the Company’s live earnings conference call, log on to www.dswinc.com today at 8:00 AM Eastern, or call 1-866-362-4666 and reference passcode 57772818. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 43398914. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswinc.com.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of August 26, 2009, DSW operated 307 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 358 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; the realization of our bankruptcy claims related to liquidating Filene’s Basement and Value City Department Stores; impact of the disposition of Filene’s Basement by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity and investment risks related to our investments; RVI’s lease of an office facility; our ability to secure additional credit upon the termination of our existing credit facility; and liquidity risks at Retail Ventures and its impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 1,	January 31,
	2009	2009
ASSETS
Cash and equivalents	$39,279	$54,782
Short-term investments, net	139,687	101,404
Accounts receivable, net	5,893	7,187
Inventories	264,295	244,008
Prepaid expenses and other current assets	21,404	24,790
Deferred income taxes	26,095	21,876

Total current assets	496,653	454,047

Property and equipment, net	220,573	233,366
Goodwill	25,899	25,899
Deferred income taxes and other assets	5,391	7,885

Total assets	$748,516	$721,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$102,153	$95,211
Accrued expenses	65,732	63,115

Total current liabilities	167,885	158,326

Deferred income taxes and non-current liabilities	97,099	97,287
Total shareholders’ equity	483,532	465,584

Total liabilities and shareholders’ equity	$748,516	$721,197

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

Net sales	$369,490	$357,175	$755,336	$723,439
Cost of sales	(271,702)	(256,081)	(552,567)	(525,298)

Gross profit	97,788	101,094	202,769	198,141
Operating expenses	(86,427)	(83,415)	(179,305)	(164,456)

Operating profit	11,361	17,679	23,464	33,685

Interest expense	(188)	(304)	(371)	(578)
Interest income	766	724	1,203	1,721

Interest income, net	578	420	832	1,143
Non-operating income, net	528		133

Earnings before income taxes	12,467	18,099	24,429	34,828
Income tax provision	(4,900)	(7,142)	(9,717)	(13,583)

Net income	$7,567	$10,957	$14,712	$21,245

Basic and diluted earnings per share	$0.17	$0.25	$0.33	$0.48

Shares used in per share calculations:
Basic	44,074	43,999	44,046	43,983
Diluted	44,420	44,242	44,355	44,195

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